                                                                    EXHIBIT 4.8

                                TECHNOLOGY GROUP


[LOGO - NATIONAL BANK OF CANADA]

                                                         Montreal, June 9, 1998

DRAXIS PHARMA INC.
16751 Trans-Canada Highway
Kirkland, Quebec
H9H 4J4

ATTENTION OF MR. JIM A.H. GARNER, VICE-PRESIDENT

RE:      OFFER OF FINANCING

Dear Sir:

We are pleased to confirm you that the National Bank of Canada (the "Bank") agrees to make available to Draxis Pharma Inc. (the "Borrower"), the term loan described herein subject to the terms and conditions presented in the schedules attached to this offer of financing to form an integral part thereof (collectively the "Offer").

Should the present Offer meet with your approval, please indicate your acceptance thereof by signing and initialling each page of the attached copy of the Offer and returning same to the offices of the Bank, to the attention of Mr. Paul-Henri Rouleau, Account Manager, before 5:00 O'clock on June 15, 1998, failing which the Bank, at its discretion reserves the right to cancel and/or modify the Offer, without notice.

Once this Offer has been accepted, this will constitute a binding agreement and we will ask our legal advisers to draw up the applicable security documents in accordance with standards acceptable to the Bank.

Hoping that our financial support will contribute to your company's development.

                                             Yours truly,

[LOGO - NATIONAL BANK OF CANADA]


Per: /s/ Michel Gendron                      Per: /s/ Paul-Henri Rouleau
     -----------------------------                -----------------------------
     Michel Gendron                               Paul-Henri Rouleau
     Vice-President                               Account Manager

================================================================================
DRAXIS PHARMA INC.

                              National Bank Tower
                              600, rue de La Gauchetiere Ouest
                              27th Floor
                              Montreal, Quebec H3B 4L2
                              Fax: (514) 394-8043

ACCEPTANCE

The undersigned declares having taken cognizance of this Offer and accepts all its terms, conditions and obligations.

Executed in the City of Toronto, Province of Ontario, this 12th day of June, 1998.

DRAXIS PHARMA INC.

Per: /s/ Jim A.H. Garner                     Per: /s/ Leanne M. Hewlin
     -----------------------------                -----------------------------
     Jim A.H. Garner                              Leanne M. Hewlin
     Vice-president                               Secretary

                                   SCHEDULE A

                      TERMS AND CONDITIONS OF THE TERM LOAN


1.       THE CREDIT

         The Bank, subject to the terms and conditions hereof, agrees to grant to the Borrower a term loan in the amount of $11,000,000, in Canadian Dollars, to finance (i) up to 45% the cost of acquisition by the Borrower of all substantially movable and immovable property of Baker Cummins Inc. and (ii) up to 55% the cost of acquisition and installation, before taxes, of new equipments and site improvements related to the assets acquired from Baker Cummins Inc., the whole as described in Section 2 hereof.

2.       DESCRIPTION OF THE PROJECT

         The project (the "Project") submitted to the Bank by the Borrower, to which this term loan applies, can be summarized as follows:

         2.1      APPLICATION OF FUNDS

                  Immovable property:                                                  $12,300,000
                  Capital expenditures:                                                 $9,000,000
                  Borrower's working capital:                                           $4,500,000
                  Unforeseen and sundry expenses:                                         $900,000
                  Transaction costs:                                                      $700,000
                                                                                      ------------

                                                           Total:                      $27,400,000

         2.2      SOURCES OF FUNDS

                  Bank's term loan:                                                    $11,000,000
                  Governmental's subvention:                                            $1,760,000
                  Equity investment and subordinated debt by Draxis Health Inc.:       $13,000,000
                  Equity investment by the Borrower's management:                         $200,000
                  Balance of sale due to Baker Cummins Inc.:                            $1,440,000
                                                                                      ------------

                                                           Total:                      $27,400,000

         2.3      CHANGES TO THE PROJECT

                  No material changes shall be made to the Project without the prior written consent of the Bank.

3.       TERM

         This term loan is granted for a term of 10 years effective as of the date of the last disbursement.

4.       INTEREST RATE AND STANDBY FEES

         4.1      FLOATING RATE

                  Subject to Section 4.2 hereof, this term loan shall bear interest, from the date of the first disbursement until the date of its complete reimbursement, at the Canadian Prime Rate of the Bank plus 0.75%, with interest at the same rate on any amount in arrears. Interest shall be payable monthly on the 26th day of each month.

         4.2      FIXED RATE CONVERSION OPTION

                  As of the date of the last disbursement, the Borrower will have the option from time to time of converting all or part of its Floating Rate term loan to a fixed rate term loan, on the following terms and conditions:

                  4.2.1    upon prior notice of 2 Business Days to the Bank;

                  4.2.2 the fixed rate term shall be no less than 1 year and shall not exceed the term of the loan;

                  4.2.3 the aggregate amount of fixed rate advances shall never exceed the amount of the authorized credit taking into account the capital repayments stipulated in Section 6;

                  4.2.4 the fixed rate shall be equal to the Rate Offered by the Bank to be effective on the conversion date, as accepted by the Borrower in accordance with the present Section 4.2 plus 1.75%, with interest at the same rate on any amount in arrears;

                  4.2.5 the interest during the fixed rate term shall be payable monthly on the 26th day of each month;

                  4.2.6 upon notice of 2 Business Days to the Bank prior to the maturity date of a fixed rate term, the fixed rate conversion option may be renewed by the Borrower, at such rate then determined, the whole in accordance with and subject to the provisions hereof; failing renewal, at maturity of a fixed rate term, the interest rate payable shall revert to the Floating Rate established at Section 4.1 hereof;

                  4.2.7 prior to each fixed rate conversion and/or renewal option, the Borrower may verbally accept, by telephone, the Rate Offered in the above-mentioned delay, and confirm its acceptance in writing to the Bank branch concerned, in the form provided in Schedule B hereof, before the close of business of the Bank, at least one Business Day before the conversion or renewal date, failing which the chosen amounts, shall be calculated on the basis of the Floating Rate established at Section 4.1 hereof;

                  4.2.8 the fixed rate conversion or renewal option is conditional upon the availability of fixed rate funding and is at the Bank's discretion.

         4.3      STANDBY FEES

                  Standby fees of 0.50% per annum on the average daily unused term loan made available to the Borrower are payable monthly on the 26th day of each month (it is acknowledged that pursuant to Section 5 hereof, no amount of the term loan will be unused after August 31, 1999).

5.       DISBURSEMENTS

         The Borrower shall use its loan by way of progressive advances which shall be disbursed prior to August 31, 1999. Thereafter, the Bank reserves the right to discontinue making advances under the said financing.

         The disbursements shall be made as follows:

         5.1 a first disbursement of $5,500,000 to finance up to 45% the cost of acquisition of all assets of Baker Cummins Inc.;

         5.2 a maximum of five progressive advances up to a maximum amount of $5,500,000 to finance up to 55%, before taxes, (i) the cost of acquisition of new production equipments, information system equipments and software, and (ii) costs related to consulting services, installation costs and site improvements.

         Prior to any disbursement, the Borrower shall satisfy the terms and conditions specified herein and shall execute any document that may reasonably be requested by the Bank in order to give effect to the provisions contained herein including, without limitation, notes.

         Concurrently with each advance requisition, the Borrower shall furnish to the Bank a certificate from its accountants confirming that the advance requested is justified by the costs of acquisition and installation incurred together with copy of the deeds of sale and invoices related to the said acquisition and installation.

6.       REIMBURSEMENT

         The amount of principal of the loan shall be repaid on the basis of an amortization period of 120 months in equal and consecutive monthly instalments of principal, the amount of which shall be established at the date of the last disbursement. The first of such instalments shall become due and payable on the 26th day of the first month following the last disbursement and subsequent instalments shall be made on the 26th day of each following month. The balance of principal, interests, fees, accessories and all other sums that may be due to the Bank shall be repaid in full at maturity of the term loan, without further notice.

7.       PREPAYMENTS

         7.1      FLOATING RATE TERM LOAN

                  The Borrower may not prepay, before June 30, 2003, the Floating Rate term loan, in whole or in part, unless it pays to the Bank a penalty of three (3) months' interest on the prepaid principal. Thereafter, the Borrower may repay the Floating Rate term loan, on whole or in part, at any time and without penalty.

         7.2      FIXED RATE TERM LOAN

                  The Borrower may not prepay all or part of the fixed rate term loan provided for herein. If, however, under the law or otherwise, the Borrower is authorized to make a prepayment, then the Borrower covenants to pay to the Bank at the same time as the prepayment, an amount equal to one of the two following amounts whichever is higher:

                  i) three months' interest computed on the prepayment amount at the loan interest rate; or

                  ii) the interest that would have been earned on the prepaid principal during the remaining period between the prepayment date and the fixed rate term at the rate in effect at the Bank on the prepayment date for a new loan of the same type and for the term remaining.

                  the sum payable under Section 7.2 hereof is intended, in particular, to indemnify the Bank for the loss of income it would suffer as a result of a prepayment. This sum shall also be payable if prepayment is made following a demand for payment in any of the events of default provided herein.

8.       SECURITY

         The repayment of the advances made hereunder to the Borrower, as well as the payment of the interest, fees and all other amounts payable under these presents or the security documents and the performance of all the Borrower's obligations towards the Bank shall always be secured by the following security in accordance with forms in use at the Bank:

         8.1 a first ranking hypothec in the amount of $11,000,0000 on the universality of the Borrower's movable property, present and future, tangible and intangible, including, without limitation, a first ranking hypothec in the amount of $11,000,000 on the proceeds of all-risk insurance covering the property given as security by the Borrower up to the full replacement value;

         8.2 a first ranking immovable hypothec in the amount of $11,000,000 on the immovable property of the Borrower located at 16751 Trans-Canada Highway, Kirkland, province of Quebec, including, without limitation, a first ranking hypothec in the amount of $11,000,000 on the proceeds of all-risk insurance covering the property given as security by the Borrower up to the full replacement value;

         8.3 a first ranking security under Section 427 of the BANK ACT on all the Borrower's goods, wares and merchandise;

         8.4 a rider designating the Bank as loss payee of the proceeds of all-risk insurance on the property given as security by the Borrower;

         8.5 a subordination of debts agreement executed in favour of the Bank by Draxis Health Inc.;

         8.6 a cession of rank in favour of the Bank by Baker Cummins Inc. with regards to any security held by it as guarantee of the payment the balance of price sale related to the assets acquired under the Project or a letter from Baker Cummins Inc. confirming that it has no such security;

         8.7      a written undertaking by Draxis Health Inc. confirming that:

                  8.7.1 Draxis Health Inc. and all of its affiliated corporations will transfer to the Borrower the manufacturing of all of their respective products, according to the business plan submitted to the Bank, as well as a schedule of such transfers to be submitted prior to disbursement;

                  8.7.2 all transactions between the Borrower and its affiliated corporations, including, without limitation, the transactions referred to in Section
                           8.7.1 above will be done at a fair market value;

                  8.7.3 management fees or any other fees exchanged between the Borrower, Draxis Health Inc. and affiliated corporations will only be payable for administrative services actually provided;

                  8.7.4 Draxis Health Inc. will not transfer or sell any of its shares in the Borrower without the written agreement from the Bank;

                  8.7.5 Draxis Health Inc. will provide to the Borrower upon its request or upon demand by the Bank, additional funds of $2,000,000 by way of a non-revolving credit to be used by the Borrower without conditions and the payment of all advances under that credit shall be subordinated to the Bank's financing.

9.       REPRESENTATIONS AND WARRANTIES OF THE BORROWER

         The Borrower represents and warrants to the Bank that:

         9.1 It is a corporation duly incorporated, registered and organized subsisting under the CANADA BUSINESS CORPORATION ACT and in compliance with the legislation governing it, and that it has the corporate power, permits and licenses required to operate its business and to own, manage and administer its property.

         9.2 It is not involved in any dispute or legal proceeding likely to materially affect adversely its financial position or its capacity to operate its business.

         9.3 It has valid title to all its goods and property free and clear of any prior claims, mortgages, hypothecs, charges or other similar encumbrances, except for the Permitted Encumbrances hereunder.

         9.4 It is not in material default under the material contracts to which it is a party or under the applicable legislation and regulations governing the operation of its business or its property, including, without limitation, all environmental requirements.

         9.5 Any taxes, assessments, deductions at source, income taxes or other levies, the payment of which is secured by a legal privilege, prior claim or legal hypothec have been/will be paid by the Borrower without subrogation or consolidation.

10.      CONDITIONS PRECEDENT TO ANY DISBURSEMENT

         Prior to any disbursement under this Offer, the following documents shall be furnished to the Bank in form and substance satisfactory to it and the following conditions, as applicable, shall be satisfied at the satisfaction of the Bank:

         10.1 a duly certified copy of all the documents of incorporation of the Borrower and Draxis Health Inc. together with any amendments, if the case may be;

         10.2 originals, of recent date, of the "certificate d'attestation" and the certificate of compliance of the Borrower and Draxis Health Inc. issued by both the Inspector General of Financial Institutions and Industry Canada;

         10.3 a duly certified copy of the borrowing by-law and the resolution of the Board of Directors of the Borrower establishing the Borrower's authority to execute these presents and the security documents and to perform its obligations hereunder and under said security documents;

         10.4 a duly certified copy of the resolution of Draxis Health Inc. establishing its authority to execute the undertaking required under Section 8.7 herein;

         10.5 a certificate setting forth the functions and signatures of the individuals authorized to represent the Borrower and Draxis Health Inc. in their dealings with the Bank;

         10.6 the Bank's year 2000 questionnaire duly filed in by the Borrower as well as (i) the internal or external audit of all date-sensitive or date-dependent equipment, (ii) the proposed action plan including its schedule and any contingency plan, if need be, and budget to comply with the year 2000 issue, verified and approved by the Board of Directors of the Borrower;

         10.7 a certified copy of all documents pertaining to the Project that the Bank might reasonably request including, without limitation, a certified copy of the contracts evidencing the purchase of the assets and equipment financed hereunder;

         10.8 evidence satisfactory to the Bank of the compliance of the Borrower, Draxis Health Inc. and their affiliated corporations to the obligations and undertakings stipulated in Section 8.7 herein;

         10.9 evidence satisfactory to the Bank that the Borrower's shareholders and/or directors have made an equity investment of $7,000,000 and have disbursed a term loan of $6,000,000 subordinated to the bank's financing, both used by the Borrower for the purposes of the Project;

         10.10 evidence satisfactory to the Bank of the granting of the sources of financing described herein;

         10.11 a copy of the financial statements for the last fiscal year of Baker Cummins Inc. and an explanatory report on the cost optimization from the Baker Cummins Inc.'s operation to the projected operation of the Borrower; the content of such report shall be at the satisfaction of the Bank;

         10.12 a copy of all agreements related to Anipryl between Pfizer Inc. and Draxis Health Inc. and/or its affiliated corporations;

         10.13 evidence, in form and substance acceptable to the Bank and its legal advisers, that the Borrower has complied with the provisions dealing with insurance herein and in the security documents contemplated herein;

         10.14 the instruments or contracts creating the security contemplated in Section 8 duly executed by the Borrower and duly registered or filed in all places in Quebec where such registration or filing is necessary and duly signified or served when such signification or service is required under the terms thereof, requested by the Bank during the term of the financing;

         10.15 a written opinion from the legal advisors of the Borrower and Draxis Health Inc. regarding their status and capacity to perform the obligations described herein and in the security documents, including a confirmation that the deed of sale between Baker Cummins Inc. and the Borrower has been duly signed in accordance with the applicable legislation, including, without limitation, the conformity to the rules applicable to the sale of an enterprise;

         10.16 the written opinion of the Bank's legal advisors as to the registration and rank of the security encumbering the property given as security by the Borrower, as well as confirmation that the Borrower holds good and valid title to said property, which is of saleable quality and free of all liens, mortgages and other encumbrances;

         10.17 all titles of ownership regarding the property given as security by the Borrower as well as a copy of receipts for property taxes and transfer or conveyance duties;

         10.18 an up-to-date certificate of location regarding the immovable property charged as security by the Borrower prepared by a Quebec-approved land surveyor showing that all is in order with the said immovable property;

         10.19 payment in full of the non-refundable fees charged by the Bank in accordance with Sections 16.2, 16.3 and 16.4.1; and

         10.20    any documents which the Bank may reasonably request.

11.      OBLIGATIONS, REPRESENTATIONS AND WARRANTIES OF THE BORROWER

         11.1     POSITIVE COVENANTS

                  Until payment in full of any amounts due under the terms of this Offer, the Borrower shall:

                  11.1.1   carry on its business in a diligent manner;

                  11.1.2 use the proceeds of the financing for the purposes provided for herein;

                  11.1.3 keep and maintain books of account and other accounting records in accordance with generally accepted accounting principles and shall furnish to the Bank its audited annual financial statements, within 120 days of the end of its fiscal year, as well as its In-house financial statements, on a monthly basis, within 60 days of the end of each month;

                  11.1.4 maintain, at all times, a Debt Ratio not exceeding 1.6:1.0;

                  11.1.5 at all times, give the Bank's representatives the right to inspect its establishments and provide reasonable access thereto, and further permit the Bank's representatives to examine its books of account and other records, and take extracts therefrom and/or copies thereof;

                  11.1.6 maintain, at all times, insurance coverage on its property against loss or damage caused by fire and any other risk satisfactory to the Bank;

                  11.1.7 obtain and maintain in effect the permits and licenses required to carry on its business; more specifically, the Borrower shall complete in the 12 months following the acquisition of the new assets all the necessary documentation to obtain FDA and HPB for its solid dosage production lines;

                  11.1.8 furnish, when required by the Bank, not before April 15, 1998 a certificate of compliance to the year 2000 duly signed by an authorized officer of the Borrower;

                  11.1.9 notify the Bank, without delay, of any event of default or any event which following notice or the expiry of a delay, could constitute an event of default;

                  11.1.10 punctually pay all taxes, assessments, deductions at source, income tax or annuities for which the payment thereof is guaranteed by prior claim and/or legal hypothec, without subrogation or consolidation; and

                  11.1.11 conduct all or the greater part of its business with the Bank provided such services are made available to the Borrower on reasonable terms;

                  11.1.12 supply the Bank with legal opinions from its solicitors confirming that the statement of claim filed by Dr. Knoll against Draxis Health Inc. is materially without merit.

         11.2     NEGATIVE COVENANTS

                  The Borrower undertakes not to carry out the following transactions or operations without obtaining the prior written consent from the Bank:

                  11.2.1 substantially change the nature of its operations or business;

                  11.2.2 merge with another company, dissolve or wind up the company;

                  11.2.3 create or permit the existence of security on present and/or future property, except for Permitted Encumbrances;

                  11.2.4 declare or pay dividends on its shares, purchase or redeem its shares or otherwise reduce its capital;

                  11.2.5 grant loans to its officers, directors or shareholders other than in the ordinary course of business;

                  11.2.6 grant a loan or make an investment or provide financial assistance to a third party by way of a guarantee or otherwise.

         11.3     REPRESENTATIONS AND WARRANTIES

                  The representations and warranties contained in the section entitled "Representations and Warranties of the Borrower" hereof shall continue to be true and exact and shall remain during all the time of the financing described herein.

12.      ENVIRONMENTAL OBLIGATIONS

         12.1 The Borrower shall comply with the requirements of all legally binding legislative and regulatory environmental provisions (the "Environmental Requirements") and shall at all times maintain the authorizations, permits and certificates required under these provisions.

         12.2 The Borrower shall immediately notify the Bank in the event a spill or emission occurs or any contaminant is discovered which has a material adverse effect on its property, operations or those of any neighboring property. In addition, it shall report to the Bank forthwith any notice, order, decree or fine that it may receive or be ordered to pay with respect to the Environmental Requirements relating to its business or property.

         12.3 At the request of and in accordance with the conditions set forth by the Bank, the Borrower shall, at its own cost provide any information or document which the Bank may require with respect to its environmental situation, including, if a material adverse effect is suspected by the Bank, any study or report prepared by a reputable firm. In the event that such studies or reports reveal that any Environmental Requirements are not being respected, the Borrower shall effect the necessary work to ensure that its business and property materially comply with the Environmental Requirements within a period acceptable to the Bank. All information obtained, collected and submitted by the Borrower to the Bank pursuant to this Section 12.3 will be kept confidential.

         12.4 The Borrower undertakes to indemnify the Bank for any damage which the Bank may suffer or any liability which it may incur as a result of any non-compliance of the Borrower with Environmental Requirement or such non-compliance by a third party which affects the Borrower's assets.

         12.5 The provisions, undertakings and indemnification set out in this Section 12.4 shall survive the cancellation and release of the security, and/or the final payment in full of any indebtedness and liability of the Borrower to the Bank.

13.      DEFAULT

         13.1     EVENTS OF DEFAULT

                  The occurrence of one or more of the following events, shall constitute a default under this Offer:

                  13.1.1 if the Borrower, on demand or when due and eligible, fails to make a payment of principal, interest, fees or any other amount which may become payable hereunder or under any of the security documents provided for herein and such failure continues for three business days after notice specifying such failure has been given by the Bank to the Borrower;

                  13.1.2 if the Borrower or Draxis Health Inc. fails to perform or otherwise breaches any obligation hereunder or pursuant to any of the security documents or any other document provided for herein and such failure or breach continues for ten business days after notice specifying such failure or breach has been given by the Bank to the Borrower;

                  13.1.3 if the Borrower or Draxis Health Inc. becomes insolvent, bankrupt or is in the process of winding up, assigns its assets for the benefit of its creditors, files a proposal or gives notice of its intention to file such proposal;

             13.1.4 if for any reason whatsoever, the Borrower ceases to operate all or major part of its business, changes the nature of its operations or if a material adverse change occurs in the nature of the risk inherent in the financing described herein or in the financial position of the Borrower or Draxis Health Inc. which would materially adversely affect their respective obligations towards the Bank;

             13.1.5 if proceedings are instituted by the Borrower, Draxis Health Inc. or by a third party with respect to the Borrower or Draxis Health Inc. for the dissolution, winding-up, reorganization, composition, arrangement or readjustment of the indebtedness of the Borrower or Draxis Health Inc.;

             13.1.6 if a creditor, trustee in bankruptcy, sequestrator, receiver or trustee takes possession of the property of the Borrower or a material portion thereof or if such property is subject to a prior notice of the exercise of a hypothecary right or a notice to withdraw authorization to collect claims, or is seized, except if such proceedings are contested in good faith by the Borrower; in the event of such contestation, the Bank reserves the right to require the Borrower to provide additional security, the form and substance of which shall be acceptable to the Bank and the amount of which shall be deemed sufficient by the Bank to protect its security;

             13.1.7 if the Borrower or Draxis Health Inc. is in default under the terms and conditions of any other agreement, contract or writing with the Bank or any other financial institution, the effect of which could affect materially adversely the ability of the Borrower to perform its obligations hereunder or the ability of Draxis Health Inc. to perform its obligation under its undertaking as specified in Section 8.7;

             13.1.8 if any representation or warranty made by the Borrower or by Draxis Health Inc. herein or made in any document or certificate furnished to the Bank in connection herewith proves to be materially incorrect or erroneous;

             13.1.9 if Draxis Health Inc. sells, transfers or otherwise disposes of all or part of its shares in the capital stock of the Borrower without the written consent of the Bank; or

             13.1.10 Draxis Health Inc. will not proceed to any change in the management or in the board of directors of the Borrower that would be unacceptable in the opinion of the Bank without the written consent of the Bank.

      13.2   RIGHTS AND RECOURSE OF THE BANK

             Without limiting the Bank's rights hereunder or under the security and subject to its other rights and recourse in the event of default:

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                                                                         Page 12


             13.2.1 the Bank may declare liquid and exigible all monetary obligations of the Borrower still outstanding at that time and claim from the Borrower, with no other notice of default, immediate payment of the principal, interest, fees and any other amount, including the fees incurred by the Bank for the collection and protection of the debt and the execution of any other obligation of the Borrower;

             13.2.2 the Borrower shall lose all its rights and privileges hereunder, including and without limitation the right to receive additional advances;

             13.2.3 the Bank may charge the Borrower reasonable analysis, administration and follow-up charges and may also incur and pay any reasonable amount for services rendered (including the fees for legal counsel, accountants or any other professional whose services may be required or deemed necessary) with respect to the realization, sale, transfer, delivery or payment to be made in the exercise of any security held by the Bank and may withhold such charges and fee amounts from the proceeds of the realization on security;

             13.2.4 any amount collected or received by the Bank, including the balance of any proceeds of the realization on security, may be withheld by the Bank and may, at the Bank's discretion, be applied to any portion of the Borrower's indebtedness to the Bank;

             13.2.5 any amount incurred and paid by the Bank to realize, retain or preserve any security given by the Borrower to the Bank hereunder or by law, shall bear interest at the Canadian Prime Rate of the Bank plus 3% per annum until payment of said amount.

      13.3   WAIVER, OMISSION AND CUMULATIVE RECOURSE

             The Bank may set deadlines, take or waive security, accept compromises, grant a discharge and recognition of cancellation and make arrangements with the Borrower as it deems appropriate without such action reducing the Borrower's responsibility or affecting the rights of the Bank with respect to the security provided hereunder.

             Any omission on the part of the Bank to notify the Borrower and/or any guarantor of any case of default under the terms and conditions hereof or to exercise its rights hereunder shall not be considered a renunciation on the part of the Bank of its right to exercise its recourse in a case of default or to exercise any right.

             Acceptance by the Bank, following a default by the Borrower, of an amount owed to it, or the exercise by the Bank of any recourse or right shall not prevent the Bank from exercising any other right or recourse, the rights and recourses of the Bank being cumulative and non-interchangeable, and in addition to and not in substitution of, any other right or recourse by the Bank, whether by agreement or otherwise provided for by law.

14.   INTERPRETATION

      14.1   DEFINITIONS

             For the purposes hereof, the following words and phrases shall have the following meaning:

             "BUSINESS DAY": means any day, other than Saturday, Sunday or statutory holiday, on which the offices of the Bank are open in the Province of Quebec.

             "CANADIAN DOLLARS" "CDN DOLLARS" "CDN$": means lawful money of Canada.

             "CANADIAN PRIME RATE": means the annual variable rate of interest announced from time to time by the Bank and used to determine the interest rates on Canadian dollar commercial loans granted by the Bank in Canada.

             "DEBT", INDEBTEDNESS" OR TOTAL LIABILITY": means the aggregate amount of principal, interest and accessories due by the Borrower excluding the debt subordinated to the Bank.

             "DEBT RATIO": means the ratio of total liability to Shareholders' Equity.

             "FLOATING RATE": means the interest rate applicable to floating rate advances made hereunder in Canadian Dollars.

             "PERMITTED ENCUMBRANCES": refers collectively to charges created by the security documents granted from time to time by virtue to these presents and any other charge which constitutes a "Permitted Encumbrance", as may be defined in the said documents.

             "RATE OFFERED": means the annual interest rate determined from time to time by the Bank, on the basis of its cost of funds, for the term chosen by the Borrower, as being the fixed interest rate applicable to its commercial fixed rate terms loans granted in Canada for the same term.

             "SHAREHOLDERS' EQUITY": means the aggregate of the paid-up capital, retained earnings and Subordinated Debt less intangible assets and less any investment and/or advance of the Borrower to any of its shareholders, affiliated companies and/or directors within the meaning of the CANADA BUSINESS CORPORATIONS ACT.

             "SUBORDINATED DEBT": means any debt of the Borrower towards a shareholder and/or an affiliate company of the Borrower within the meaning of the CANADA BUSINESS CORPORATION ACT which are entirely subordinated to the amounts due or which could become due to the Bank hereunder.

      14.2   ACCOUNTING TERMS

             Unless another definition is provided hereunder, each accounting term used in this Offer shall have the meaning ascribed to it in accordance with accounting principles generally accepted by the Canadian Institute of Chartered Accountants.

15.   MISCELLANEOUS PROVISIONS

      15.1   CURRENCY AND PLACE OF PAYMENT

             All amounts due by the Borrower under this Offer shall be paid by the Borrower to the Bank in Canadian Dollars.

      15.2   CALCULATION OF INTEREST AND ARREARS

             15.2.1 Unless otherwise provided for herein, interest on any amount due hereunder shall be calculated and accrues daily and not in advance on the basis of a 365-day year.

             15.2.2 For the purposes of the Interest Act (Canada) in the case of a leap year, the annual interest corresponding to the interest calculated on the basis of a 365-day year is equal to the interest rate thus calculated multiplied by 366 and divided by 365.

             15.2.3 Any amount of principal, interest, commission, discount or of any other nature remaining due hereunder, shall bear interest at the rate provided for herein, being understood that the said interest rate on arrears shall not exceed the maximum rate provided by law.

             15.2.4 Interest on arrears shall be compounded monthly and payable on demand.

      15.3   RECORDS

             The Bank shall keep records evidencing the transactions effected under this financing. Such records shall be presumed to reflect these transactions and the debt due to the Bank.

      15.4   ACCOUNT DEBITS

             The Borrower irrevocably authorizes the Bank to debit periodically or from time to time any bank account it may maintain with the Bank in order to pay all or part of the amounts it may owe to the Bank hereunder, including, without limitation, the amounts owed under Sections 16.2, 16.3 and 16.4.1 hereunder.

      15.5   LEGAL COUNSEL

             The Bank reserves its right to choose its legal counsel for the purposes hereof.

      15.6   NON-BUSINESS DAYS

             Should any payment of principal or interest hereunder become due on a day which is not

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                                                                         Page 15


             a Business Day, the due date thereof shall be extended to the immediately following Business Day.

      15.7   INVALIDITY OF ANY PROVISIONS HEREUNDER

             Any decision of a court to the effect that any of the provisions hereunder are null and void or non-executory shall in no way affect, invalidate or render unenforceable the other provisions hereunder.

      15.8   FINAL AGREEMENT AND INTERPRETATION

             As soon as this Offer is signed by the Borrower, it shall constitute the final agreement between the parties hereto with, the exception of any further written modification agreed by the parties and replaces and supersedes any prior agreements verbal or written between the parties related to the financing described herein.

      15.9   MODIFICATIONS

             Any modifications hereto or waiver of a right thereunder is without effect if it is not expressly made and evidenced in a written document executed between the parties hereto.

      15.10  OTHER DOCUMENTS

             The Borrower and Draxis Health Inc. shall do all things and sign all documents which may be deemed necessary or appropriate by the Bank for the purposes of giving full effect to the terms, conditions, undertakings and security provided herein.

      15.11  ADDITIONAL CHARGES

             The Borrower undertakes to pay the Bank for the following charges, as determined by the Bank:

             15.11.1 in the event that the cost for the Bank of the credit were to increase as a result of a law, regulation or administrative guideline or decision (including, without limitation, as a result of the application of reserves, taxes or requirements regarding the capital adequacy of the Bank),the Borrower shall pay such additional cost on demand; and

             15.11.2 the Borrower shall pay all taxes and additional fees that could result from the application of the Goods and Services Tax (Canada) and of any applicable provincial taxes of a similar nature.

      15.12  ASSIGNMENT

             All rights and obligations of the Borrower hereunder and all proceeds of the financing may not be transferred or assigned by the Borrower, any such transfer or assignment being null and void insofar as the Bank is concerned and rendering any balance then outstanding of the financing immediately due and exigible at the option of the Bank and relieving the Bank from the obligation of making any further advances hereunder.

15.13    COUNTERPARTS

         This Offer may be executed in any number of counterparts, and each of which so executed shall be deemed to be an original, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

16.      FEES

         16.1     APPLICATION STUDY FEES

                  As evidence of our mutual good faith, and in consideration of certain expenses incurred by the Bank in establishing the described financing arrangements, the Bank has received a deposit in the amount of $10,000.

         16.2     COMMITMENT FEES

                  The Borrower agrees to pay the Bank non-refundable commitment fees of $20,000 upon acceptance hereof and $15,000 on the date of the first disbursement.

         16.3     MONITORING FEES

                  The Borrower agrees to pay the Bank monitoring fees of $500 per month on the 26th day of each month.

         16.4     LEGAL FEES AND EXPENSES

                  16.4.1 Legal fees of $10,000 related to the preparation of the instruments and part of the security documents required herein (except the immovable hypothec) shall be at the Borrower's expense, whether the financing is completed or not and shall be payable upon acceptance hereof.

                  16.4.2 The legal fees and expenses related to the preparation of notarial deeds required herein and the publication of the security documents required in connection herewith and searches regarding their rank, shall be at the Borrower's expense, wherever the financing contemplated herein is completed or not.

                  16.4.3 The legal fees related to the opinions given by the Borrower's legal advisors as described in Sections
                           10.2.15 and 10.2.16 hereof will also be at the Borrower's expense.

17.      ACCESS TO INFORMATION

         The Borrower hereby authorize any personal information agent, financial institution, creditor, tax authority, employer or any other person, including any public entity, having information concerning the Borrower or its property, more particularly any financial information or information with respect to any undertaking, guarantee or suretyship given by the Borrower, to furnish such information to the Bank in order to verify the accuracy of all information furnished or to be furnished subsequently to the Bank and to ensure the solvency of the Borrower at all times.

18.      GOVERNING LAW

         This Offer shall be construed and interpreted in accordance with the laws of the Province of Quebec.

17.      LANGUAGE (QUEBEC)

         The parties declare that they have requested and do hereby confirm their request that the present Offer and the ancillary documents related thereto be in English; les parties declarent qu'elles ont exige et par la presente confirment leur demande que la presente offre ainsi que les documents connexes soient rediges en anglais.

                                   SCHEDULE B

                      NOTICE OF ACCEPTANCE OF RATE OFFERED


TO:     NATIONAL BANK OF CANADA         DATE:
        (address)


Reference is made to the Offer of financing dated June 9, 1998 and which we accepted on _____________, 1998.

We hereby confirm our verbal acceptance of the fixed rate of ____% offered by your Bank as at this date regarding the following conversion (or renewal):

-        amount; and

-        conversion and/or renewal term.


DRAXIS PHARMA INC.

By:
   --------------------------


By:
   --------------------------